Exhibit 10.1

AMENDMENT NO. 5
TO THE
EDWARDS LIFESCIENCES TECHNOLOGY SARL
RETIREMENT SAVINGS PLAN

The Edwards Lifesciences Technology Sarl Retirement Savings Plan (the “Plan”) effective January 1, 2011, as amended by Amendment No. 1 executed on June 25, 2013, Amendment No. 2 executed on February 24, 2017, Amendments No. 3 executed on February 14, 2018, and Amendment No, 4 executed on November 4, 2018 is hereby further amended as described below, pursuant to the authority set forth in Section 10.1 of the Plan, by the Edwards Lifesciences Corporation Administrative and Investment Committee (the “Committee”):

1. Effective January 20, 2020, Article VII, Section 7.9, is hereby amended by inserting the following as a new paragraph (d) and renaming the current paragraph (d) as paragraph (e) as follows:

(d) Earthquakes Relief Measures adopted pursuant to the Puerto Rico Treasury Department Circular Letter 20-09 (“CC 20-09”) - Participants shall be eligible to request a Natural Disaster distribution for damages caused by the earthquakes subject to the following terms and conditions:

(i) Applicable Rules: The Eligible Individual shall complete an application for a distribution due to the Natural Disaster emergency declaration issued by the Governor of Puerto Rico for damages caused by the earthquakes and as approved by the Secretary of the Puerto Rico Treasury pursuant to CC 20-09 in the form of a total lump sum or partial payment in cash no later than June 30, 2020, to cover Eligible Expenses. The maximum amount that may be requested for Eligible Expenses shall be $100,000. The first Ten Thousand Dollars ($10,000) distributed as an Eligible Distribution shall be exempt from the payment of Puerto Rico income taxes. Any amount that exceeds Ten Thousand Dollars ($10,000) shall be subject to a tax rate of Ten Percent (10%), which amount shall be withheld at source upon payment of the Eligible Distribution to the Eligible Individual.

More than one (1) Eligible Distribution may be requested by an Eligible Individual during the Eligibility Period not to exceed One Hundred Thousand Dollars ($100,000) in total. In addition to completing the application, the Eligible Individual must submit, by personal delivery, mail or electronically, to the Company a statement under penalty of perjury (not required to be sworn before a notary public) that includes the following information:

1. Name and mailing address of the Eligible Individual;
2. Physical address of the principal residence of the Eligible Individual as of the date of the request for an Eligible Distribution;
3. A certification that the Eligible Individual:
(1)    is a resident of Puerto Rico and will continue to be a resident of Puerto Rico for 2020;
(2)    Eligible Distribution requested does not exceed the limit of $100,000;

(3)
Eligible Distribution will be used to cover Losses resulting from the earthquake, extraordinary expenses incurred to cover basic needs after the earthquake, expenses related to contracting an expert to review and certify that the principal residence is built in accordance with current construction codes and expenses for repairs and/or bringing the principal residence into compliance with such codes;

(4)     To compensate for unearned income after the earthquake;

(5)
Eligible Individual has not received Eligible Distributions from an individual retirement account (“IRA”) account or other retirement plan qualified under section 1081.01 of the Puerto Rico Internal Revenue Code of 2011, as amended (the “PR Code”), and, if so received, shall include the date received, distribution amount and tax withheld amount of any Eligible Distribution previously received;

(6)
Eligible Individual has not received Eligible Distributions exempt from income tax withholding, and if so received, shall include the date and amount of any such Eligible Distributions exempt from income tax withholding; and,

(7)	Eligible Individual assumes responsibility for the payment of any tax liability on the Eligible Distribution in the event the payment is disqualified

(ii) Definitions:

“Eligible Individual” means a Participant who is a resident of Puerto Rico for the 2020 taxable year.

“Eligible Expenses” mean all expenses incurred by a Participant or his or her spouse, descendants (e.g., children) or ascendants (e.g., parents) to cover the (a) losses or damages caused by the earthquake, and, (b) extraordinary and unforeseeable expenses to cover basic needs after the earthquake. Eligible Expenses include, but are not limited to, expenses incurred to repair a residence, business establishment, or motor vehicle; expenses to verify that the property meets current construction codes; expenses to repair the property to bring it into compliance with construction codes; expenses to acquire a new principal residence or business establishment due to the earthquakes; payment of medical expenses; replacement or repair of furniture; purchase of food and gas; payments for purchase or repair of power generators; and lodging and meal expenses incurred during the recovery period due to total or partial destruction of principal residence incurred as a result of the earthquakes. A detailed list of the expenses or losses incurred because of the earthquake is not required.

“Eligible Distributions” mean payments or cash distributions made from the Plan during the period between February 20, 2020 to June 30, 2020 that have been requested by an Eligible Individual to cover Eligible Expenses. Annuities or periodic payments shall not qualify as Eligible Distributions.

“Eligibility Period” means the period between February 20, 2020 to June 30, 2020. Distributions must have occurred within the Eligibility Period to qualify as an Eligible Distribution. Distributions paid after the Eligibility Period will not qualify as an Eligible Distribution even if the process commenced before the end of such Eligible Period. For this reason, it is highly recommended that any request be submitted by a participant with sufficient time to process such request in order for the distribution to occur before June 30, 2020. Notwithstanding the foregoing, Eligible Expenses may be incurred after the Eligibility Period ends.

(d) Any application for a distribution under this Section will be deemed to be a consent by the Participant to the distribution and assumes all liability with respect to such distribution.

IN WITNESS WHEREOF, the Committee has caused this Amendment No. 5 to be executed by an authorized representative on the 28th day of August 2020.

EDWARDS LIFESCIENCES CORPORATION
ADMINISTRATIVE AND INVESTMENT COMMITTEE

By:_/s/ Christine Z. McCauley_______________________
Christine Z. McCauley, Chairperson